Exhibit 10.92c

Summary of 2009 Incentive Compensation Plan

On August 13, 2009 the Compensation Committee (the "Committee") of the Board of Directors of Ore Pharmaceuticals Inc. (the "Company") approved the Company's Incentive Compensation Plan (the "Plan") for 2009.  The Plan establishes corporate and individual goals for eligible officers, including the current Chief Financial Officer, but excluding in 2009 the Chief Executive Officer, whose potential bonus is governed by terms in his employment agreement.  The Plan provides percentage weightings for each eligible officer in three areas: corporate financial performance, corporate operational performance and individual executive performance within such executive's areas of responsibility.  Subject to the discretion of the Committee as to final amount, eligible officers may earn a bonus of up to 40% of their respective salaries.  In the case of officers serving less than a full year in 2009, the bonus amounts will be prorated.

The Committee intends to use the Plan as a guide to determine what level of bonus, if any, will be paid to any of the eligible executives for their performance in 2009 based upon its judgment as to the level of achievement of each goal as of year-end 2009.